Exhibit 10.1.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2004 by and between NewAlliance Bank, a Connecticut savings bank (the “Bank”), and Brian S. Arsenault (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Bank has converted from the mutual to the stock form of organization (the “Conversion”) and has concurrently become a wholly owned subsidiary of NewAlliance Bancshares, Inc., a business corporation organized under the laws of the State of Delaware (the “Company”);

WHEREAS, the Executive shall hereby be employed as Executive Vice President, Corporate Communications and Investor Relations of the Bank;

WHEREAS, the Company and the Bank desire to ensure that the Company and the Bank are assured of the continued availability of the Executive’s services as provided in this Agreement, with the Bank also referred to herein as the “Employer”; and

WHEREAS, the Executive is willing to serve the Company and the Bank on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Employer and the Executive hereby agree as follows:

SECTION 1. EFFECTIVE DATE; EMPLOYMENT.

This Agreement shall be effective on the date first written above (the “Effective Date”). The Bank agrees to employ the Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

SECTION 2. EMPLOYMENT PERIOD.

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of two years beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”), plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the “Employment Period”).

(b) Except as provided in Section 2(c), prior to the first annual anniversary of the date first above written and each annual anniversary thereafter, the Boards of Directors of the Employer shall consider and review (after taking into account all relevant factors, including the Executive’s performance and any recommendation of the Chief Executive Officer) a one-year extension of the term of this Agreement, and the term shall continue to extend each year (beginning with the first annual anniversary date) if the Board of Directors so approve such extension unless the Executive gives written notice to the Employer of the Executive’s election not to extend the term, with such notice to be given not less than ninety (90) days prior to any such anniversary date. If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than ninety (90) days prior to any such anniversary date. If the Executive does not receive such notice, the Executive may, by written notice given at any time during the ninety (90) days prior to the relevant anniversary date, request from the Board of Directors written confirmation that the term has been extended and, if such confirmation is not received by the Executive within thirty (30) days after the request therefor is made, the Executive may treat the term as having not been extended. Upon termination of the Executive’s employment with the Employer for any reason whatsoever, any annual extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease. In addition, no annual renewals shall extend beyond the Executive’s 65th birthday, and in no event shall the Employment Period extend beyond the Executive’s 65th birthday.

(c) Nothing in this Agreement shall be deemed to prohibit the Employer at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason, provided, however, that the relative rights and obligations of the Employer and the Executive in the event of any such termination, including any requirements with respect to prior notice of such termination, shall be determined under this Agreement.

SECTION 3. DUTIES.

Throughout the Employment Period, the Executive shall serve as Executive Vice President, Corporate Communications and Investor Relations of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of the Bank and as are customarily associated with such position or, irrespective of the office, title or other designation, if any, a position with responsibilities and powers substantially identical to such position with the Bank. During the Initial Term (and thereafter in the discretion of the Chief Executive Officer), the Executive shall report directly to the Chief Executive Officer of the Bank. The Executive shall devote his full business time, attention, skills and efforts (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence and other than as permitted or contemplated by Section 7 hereof) to the business and affairs of the Employer and shall use his best efforts to advance the interests of the Employer.

SECTION 4. CASH AND OTHER COMPENSATION.

(a) In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to him a salary of two hundred thousand dollars ($200,000) annually (“Base Salary”). The Executive’s Base Salary shall be payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers. Base Salary shall include any amounts of compensation deferred by the Executive under any tax-qualified retirement or welfare benefit plan or any other deferred compensation arrangement. The Board of Directors of the Bank (the “Bank Board”) or the Compensation Committee thereof shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve months (except the first annual review shall be scheduled to take place in January 2005), and may, in its discretion, approve an increase therein. Such review of Executive’s Base Salary shall take into account not only the Executive’s performance as well as the Employer’s performance since the date of the last review conducted pursuant to this Section 4(a) but also shall take into consideration the salaries of similar situated officers at comparably situated financial institutions as determined by the Bank Board or the Compensation Committee thereof as well as any recommendation of the Chief Executive Officer. In addition to salary, the Executive may receive other cash compensation from the Employer for services hereunder at such times, in such amounts and on such terms and conditions as the Bank Board may determine from time to time. Any increase in the Executive’s annual salary shall become the Base Salary of the Executive for purposes hereof. The Executive’s Base Salary as in effect from time to time cannot be decreased by the Employer without the Executive’s express prior written consent.

(b) The Executive shall be entitled to participate in an equitable manner with all other executive officers of the Employer in discretionary bonuses to executive officers as authorized by the Bank Board. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonuses when and as declared by the Company Board and/or the Bank Board. In connection with the foregoing, under the terms of the Bank’s Executive Short Term Incentive Plan (the “ESTIP”), annual cash bonuses can be awarded to the Executive in an amount equal to up to 200% of the Executive’s Base Salary (the amount shall be pro-rated for the year ended December 31, 2004 based on the Effective Date) as in effect at the start of the ESTIP’s plan year to which the bonus relates. The Compensation Committee of the Bank Board shall make an annual determination of the exact percentage of Base Salary to be used with respect to the possible bonus, if any, to be paid to the Executive for the relevant plan year and shall notify the Executive by the end of January of the ESTIP’s plan year to which such percentage shall be applicable, commencing January 2005.

SECTION 5. EMPLOYEE BENEFIT PLANS AND PROGRAMS.

(a) During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings or profit-sharing plans covering employees of the Bank (including but not limited to the Company’s Employee Stock Ownership Plan (the “ESOP”), the Bank’s defined benefit Pension Plan, the Bank’s 401(k) Profit Sharing Plan, the Bank’s 2004 Supplemental Executive Retirement Plan and any other similar plans that may be adopted in the future), any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, the ESTIP and any incentive compensation plans or program or any stock benefit plans that may be adopted in the future) as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank’s customary practices. Nothing paid to the Executive under any such plan or program will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement. It is the intent of the Board of Directors of the Company to develop and adopt a stock-based long-term incentive compensation plan or plans by the end of calendar year 2005.

(b) During the Employment Period, the Bank shall provide the Executive with an expense allowance (“Expense Allowance”) equal to $500 per month to pay for the costs of an automobile. Such Expense Allowance shall take into account the federal and state income tax effect on Executive of receipt of such allowance. In the event that with respect to a given calendar year occurring during the term of this Agreement, the Executive believes that he drove during such year Business Miles (as hereinafter defined) in excess of the Covered Business Miles (as hereinafter defined) in connection with the business of the Bank and wishes to seek reimbursement as provided herein for such excess, within 45 days after the end of such calendar year, the Executive shall provide information to the Bank (as well as any additional information as the Bank may reasonably request in order to review the Executive’s claim) with respect to the number of miles driven in the such calendar year in connection with the business of the Bank (“Business Miles”). In the event the number of Business Miles driven during such calendar year is determined by the Bank to be more than 3,600 (the amount shall be pro-rated for the year ended December 31, 2004 based on the Effective Date) (“Covered Business Miles”), the Bank will provide Executive an additional reimbursement within 45 days of such determination for the Business Miles in excess of the Covered Business Miles at the rate of $0.375 per mile (“Reimbursement Rate”). The Expense Allowance, the Covered Business Miles and the Reimbursement Rate shall be reviewed annually by the Compensation Committee of the Bank Board and, if increased, shall be reflected in an addendum hereto. Notwithstanding the foregoing, nothing herein shall be deemed to impose upon the Bank or obviate the Executive’s obligation, legal or otherwise, to maintain liability insurance with respect to the Executive’s personal use of an automobile.

(c) The Bank shall provide and pay for a parking space for Executive in the Bank’s main office parking garage or, if such space shall become unavailable due to tenant commitments or otherwise, in an alternative convenient closed parking garage.

(d) The Executive shall be entitled to paid holidays and paid vacations consistent with the Bank’s policy for executive officers.

(e) The Bank shall provide during the term of this Agreement, subject to the limitations set forth herein, for the Executive to receive, at the Employer’s expense, the services of a tax professional and a personal financial planning professional (which may be the same person or entity for both services) (the “Tax Service Professional”) selected by the Employer and reasonably satisfactory to the Executive. Subject to the limitations set forth herein, if the Employer does not specify a Tax Services Professional reasonably acceptable to the Executive, the Executive will be entitled to use the services of a Tax Services Professional of his choosing and seek reimbursement by the Employer for the reasonable cost of such Tax Service Professional actually incurred by the Executive. The services to be provided shall include (i) the preparation of all required federal, state and local personal income tax returns, (ii) advice with respect to federal, state and local income tax treatment of cash and other forms of compensation paid to the Executive by the Employer and (iii) investment and retirement counseling and estate planning. Notwithstanding the foregoing, the annual cost to the Employer of providing the services to the Executive of such Tax Service Professional, whether such Tax Service Professional is selected by the Employer or the Executive, shall not exceed $2,000 (the “Annual Cost”), prior to any adjustment for income tax effects of reimbursement for such expense. Reimbursement of the Executive for the Annual Cost shall take into account the federal and state income tax effect on the Executive of receipt of such Annual Cost. The Annual Cost shall be reviewed annually by the Compensation Committee of the Bank Board and, if increased, shall be reflected in an addendum hereto.

(f) Executive shall move his principal residence to the New Haven area as soon as practicable. In connection therewith, the Bank shall (i) reimburse the Executive for reasonable temporary housing, meals and related costs incurred for a period up to ninety (90) days after the Effective Date (which period may be extended beyond ninety (90) days with the prior written consent of the Chief Executive Officer), subject to a budget approved by the Chief Financial Officer of the Bank; (ii) provided Executive purchases a primary residence in the New Haven area within two years following the Effective Date, reimburse the Executive for all reasonable moving, packing, unpacking and housekeeping set up costs associated with such move, subject to a budget approved by the Chief Financial Officer of the Bank; and (iii) provided Executive purchases a primary residence in the New Haven area within two years following the Effective Date, reimburse the Executive for all reasonable closing costs and fees in connection with the Executive’s purchase of a primary residence in the New Haven area (including costs related to mortgage financing, legal, and title, but excluding any broker’s commission), subject to a budget approved by the Chief Financial Officer of the Bank.

SECTION 6. INDEMNIFICATION AND INSURANCE.

(a) During the Employment Period and for a period of six years thereafter, the Employer shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Employer or service in other capacities at the request of the Employer. The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Employer or any successors.

(b) To the maximum extent permitted under applicable law, the Employer shall indemnify the Executive against and hold the Executive harmless from any costs, liabilities, losses and exposures that may be incurred by the Executive in his capacity as a director or officer of the Employer or any subsidiary or affiliate.

SECTION 7. OUTSIDE ACTIVITIES.

The Executive may (a) serve as a member of the boards of directors of such business, community and charitable organizations as the Executive may disclose to and as may be approved by the Employer (which approval shall not be unreasonably withheld), and (b) perform duties as a trustee or personal representative or in any other fiduciary capacity, provided that in each case such service shall not materially interfere with the performance of the Executive’s duties under this Agreement or present any conflict of interest. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of the Executive’s duties hereunder, provided that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Employer and generally applicable to all similarly situated executives. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, the Executive shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

SECTION 8. WORKING FACILITIES AND EXPENSES.

It is understood by the parties that the Executive’s principal place of employment shall be at the Bank’s principal executive office located in New Haven, Connecticut, or at such other Bank Board approved location within 50 miles of the address of such principal executive office, or at such other location as the Employer and the Executive may mutually agree upon. The Employer shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Employer and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Employer shall reimburse the Executive for his ordinary and necessary business expenses attributable to the Employer’s business, including, without limitation, the Executive’s travel and entertainment expenses incurred in connection with the performance of his duties for the Employer under this Agreement, in each case upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require.

SECTION 9. TERMINATION OF EMPLOYMENT WITH BENEFITS.

(a) Subject to Sections 9(b) and 9(c), the Executive shall be entitled to the benefits described in Section 9(b) in the event that:

(i) his employment with the Bank terminates during the Employment Period as a result of the Executive’s voluntary resignation within six full calendar months following:

(A) the failure of the Bank Board to appoint or re-appoint the Executive to the positions with the Bank stated in Section 3 of this Agreement;

(B) the expiration of a 30-day period following the date on which the Executive gives written notice to the Employer of its material failure, whether by amendment of the Certificate of Incorporation or Bylaws of the Bank, or by action of the Bank Board, the Bank’s shareholder(s), or otherwise, to vest in the Executive the functions, duties or responsibilities prescribed in Section 3 of this Agreement, unless, during such 30-day period, the Employer cures such failure;

(C) the expiration of a 30-day period following the date on which the Executive gives written notice to the Employer of their material breach of any term, condition or covenant contained in this Agreement (including, without limitation, any reduction of the Executive’s rate of Base Salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such 30-day period, the Employer cures such failure;

(D) a Bank Board approved change in the Executive’s principal place of employment by a distance in excess of 50 miles from the Bank’s principal executive office in New Haven, Connecticut;

(E) the liquidation, dissolution, bankruptcy or insolvency of the Company or the Bank; or

(F) the termination of the Executive’s employment by the Bank for reasons other than those specified in Section 10 hereof; or

(ii) the Executive’s employment with the Employer is terminated by the Bank during the Employment Period for any reason other than for “cause,” death or “Disability,” as provided in Section 10(a).

(b) Subject to Section 9(c), and provided that no Change in Control (as defined in Section 11(a) hereof) has occurred, the Employer shall pay and provide to the Executive (or, in the event of his subsequent death, to his estate) the following severance benefits, such payments to be made at the time and in the manner the Executive’s Base Salary is paid under the Bank’s normal payroll practices and schedule over the period beginning on the date that his employment terminates and ending on either (i) the last day of the Employment Period or (ii) 24 months subsequent to the date of termination, whichever period is greater (the “Severance Benefits Period”) (except as otherwise provided for herein):

(i) his earned but unpaid Base Salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this Section 9(b)) as of the date of the termination of his employment, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after termination of employment;

(ii) the benefits, if any, to which he is entitled under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank’s officers and employees (such benefits not to include the expense allowance provided by Section 5(b)) through the date of the termination of his employment;

(iii) continued group life, health, dental, accident and long term disability insurance benefits, in addition to that provided pursuant to Section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Severance Benefits Period, coverage equivalent to the coverage to which he would have been entitled under such plans if he had continued to be employed during such period at the highest annual rate of Base Salary achieved during the Employment Period; provided, however, in the event that such benefits cannot be provided, in whole or in part, to the Executive as a non-employee subsequent to termination of employment, the Employer, at its option, may instead contribute to the Executive’s privately obtained comparable coverage such that the Executive is not required to pay any more for such benefits than the Executive was required to pay immediately preceding the date of termination;

(iv) an amount equal to (A) the Executive’s Annual Compensation (as hereinafter defined) multiplied by (B) a fraction which is either (1) the number of days left in the Employment Period if Executive had not been terminated or (2) 730, whichever is greater, divided by 365;

(v) an amount equal to the pro rata portion of any target bonus awarded to the Executive under the Bank’s Executive Incentive Plan (the “EIP”) (or such other short-term incentive compensation plan(s) that the Employer may adopt subsequent to the date hereof as a replacement therefor) which relates to the calendar year in which such termination occurs; provided that such pro rata portion will be calculated by multiplying the amount of the target bonus by a fraction the numerator of which is the number of days elapsed in the calendar year as of the date of termination and the denominator is 365; provided, further, that payment of such pro rated target bonus will be paid at the same time it is regularly paid to the other participants;

(vi) within 30 days following the date on which his employment terminates, a lump sum payment in an amount equal to the excess, if any, of:

(A) the value of the aggregate benefits to which he would be entitled under any and all qualified defined benefit pension plans and non-qualified plans related thereto maintained by, or covering employees of, the Bank if he were 100% vested thereunder and had continued to be employed during the Severance Benefits Period at the highest annual rate of Base Salary achieved during the Employment Period; over

(B) the value of the benefits to which he is actually entitled under such defined benefit pension plans as of the date on which his employment terminates; such present values to be determined using the mortality tables prescribed under Section 415(b)(2)(E)(v) of the Code; and

(vii) an amount equal to the value of the additional employer contributions to which he would have been entitled under any and all qualified defined contribution plans and non-qualified plans related thereto maintained by, or covering employees of, the Bank as if he were

100% vested thereunder and had continued to be employed during the Severance Benefits Period at the highest annual rate of Base Salary achieved during the Employment Period and making the maximum amount of employee contributions, if any, required or permitted under such plan or plans, provided that no payments shall be made pursuant to this subsection (vi) with respect to the Company’s ESOP if the ESOP is terminated effective as of a date within one year of the date of the termination of the Executive’s employment.

The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the sum of (i) the Executive’s Base Salary in effect as of the date of termination of his employment and (ii) the greater of (A) the average of the cash incentive compensation earned by the Executive from the Employer or any subsidiary or affiliate thereof during the three calendar years immediately preceding the calendar year in which the date of termination occurs or (B) the amount of the Executive’s target bonus under the EIP (or such other short-term incentive compensation plan(s) that the Employer may adopt subsequent to the date hereof as a replacement therefor) for the calendar year in which the termination occurs; provided, however, for purposes of clause (ii) bonuses earned under the Bank’s Performance Unit Plan will not be included in cash incentive compensation for purposes of determining average cash incentive compensation (or with respect to Section 11(b), the highest level of cash incentive compensation).

The Employer and the Executive further agree that the Employer may condition the payments and benefits (if any) due under Sections 9(b)(iii), (iv), (v), (vi) and (vii) on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Employer or any of its subsidiaries or affiliates.

(c) The Executive shall not be required to mitigate the amount of any benefits provided pursuant to the provisions of Section 9(b) by seeking other employment or otherwise. However, if the Executive becomes or is employed by another employer subsequent to the first year following termination, any compensation received by the Executive subsequent to the first year following termination through the end of the Severance Benefits Period shall be offset dollar for dollar against the Employer’s obligations set forth in Section 9(b) except with respect Section 9(b)(iii). In addition, if the Executive becomes employed by another entity subsequent to termination hereunder, and under the terms of such employment is entitled to benefits substantially similar to those provided in Section 9(b)(iii), the Employer will not be required to continue provision of the benefits set forth in said Section 9(b)(iii) for the remainder of the Severance Benefits Period.

SECTION 10. TERMINATION WITHOUT ADDITIONAL EMPLOYER LIABILITY.

(a) In the event that the Executive’s employment with the Employer shall terminate during the Employment Period on account of:

(i) the discharge of the Executive for “cause,” which, for purposes of this Agreement, shall mean a discharge because the Bank Board determines that the Executive has: (A) willfully failed to perform his assigned duties under this Agreement, other than any failure resulting from the Executive’s incapacity due to physical or mental injury or illness; (B)

committed an act involving moral turpitude in the course of his employment with the Employer and its subsidiaries or affiliates; (C) engaged in willful misconduct; (D) breached his fiduciary duties for personal profit; (E) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to his performance of services for the Bank, as determined by the Bank Board; or (F) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the Bank Board gives written notice to the Executive of the material breach;

(ii) the Executive’s voluntary resignation from employment (including voluntary retirement) with the Bank for reasons other than those specified in Section 9(a)(i); or

(iii) the death of the Executive while employed by the Bank, or the termination of the Executive’s employment because of “Disability” as defined in Section 10(c) below;

then in any of the foregoing events, the Employer shall have no further obligations under this Agreement, other than (A) the payment to the Executive of his earned but unpaid compensation as of the date of the termination of his employment, (B) the payment to the Executive of the benefits to which he is entitled under all applicable employee benefit plans and programs and compensation plans and programs as of the date of termination of his employment, and (C) the provision of such other benefits, if any, to which he is entitled as a former employee under the Bank’s and/or the Company’s employee benefit plans and programs and compensation plans and programs.

(b) For purposes of this Section 10, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Bank Board or based upon the written advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. The cessation of employment of the Executive shall not be deemed to be for “cause” within the meaning of Section 10(a)(i) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Bank Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in Section 10(a)(i) above, and specifying the particulars thereof in detail.

(c) “Disability” shall be deemed to have occurred after the Executive has been absent from his duties hereunder on a full-time basis for six consecutive months due to any physical or mental injury or disease that prevents the Executive from engaging in substantially all of his duties. The existence of such physical or mental injury or disease shall be determined by a physician selected by the Employer, and the physician shall certify the existence or absence of such injury or disease to the Employer and the Executive. For purposes of this section, the Executive shall be deemed to have been absent from his duties hereunder on a full-time basis for six consecutive months if he has not, within any six-month period, attended to his duties on a full-time basis for 15 consecutive business days within such six-month period.

(d) During any period in which the Executive is absent due to physical or mental injury or disease, the Employer may, without breaching this Agreement, appoint another person or persons to act as interim Executive Vice President pending the Executive’s return to his duties on a full-time basis hereunder or his termination as a result of such Disability. Prior to the Executive’s employment being terminated due to Disability under Section 10(e) hereof, the Executive shall continue to receive his full Base Salary, bonuses and other benefits to which he is entitled under this Agreement, including continued participation in all employee benefit plans and programs.

(e) The Employer may provide notice to the Executive in writing that they intend to terminate the Executive’s employment under this Agreement, with the termination date to be on or after the date that the Executive has been absent from his duties hereunder on a full-time basis for six consecutive months due to any physical or mental injury or disease. At the time his employment hereunder is terminated due to Disability, (i) the Executive shall not be entitled to any payments or benefits pursuant to Sections 4 and 5 hereof for periods subsequent to such date of termination, and (ii) the Executive shall become entitled to receive the Disability payments that may be available under any applicable long-term disability plan or other benefit plan.

SECTION 11. PAYMENTS UPON A CHANGE IN CONTROL.

(a) The term “Change in Control” shall mean the occurrence of any of the following events:

(i) approval by the shareholders of the Company of a transaction that would result and does result in the reorganization, merger or consolidation of the Company, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the shareholders of the Company of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company or the Bank, or approval by the shareholders of the Company of a plan for such liquidation or dissolution;

(iv) the occurrence of any event if, immediately following such event, members of the Company Board who belong to any of the following groups do not aggregate at least a majority of the Company Board:

(A) individuals who were members of the Company Board on the Effective Date of this Agreement; or

(B) individuals who first became members of the Company Board after the Effective Date of this Agreement either:

(1) upon election to serve as a member of the Company Board by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders of the Company Board to serve as a member of the Company Board, but only if nominated for election by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Company Board; or

(v) any event which would be described in Section 11(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein and the term “Bank Board” were substituted for the term “Company Board” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 11(a), the term “person” shall include the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) If the Executive’s employment by the Employer shall be terminated subsequent to a Change in Control and during the term of this Agreement by (i) the Employer for other than Cause,

Disability, Retirement or the Executive’s death or (ii) the Executive for any of the reasons specified in Subsections (A) through (F) inclusive, of Section 9(a)(i) hereof, then the Employer shall pay to the Executive, a severance benefit in a lump sum payment, within five (5) days after the effective time of such termination of employment equal to the sum of (i) three times his Base Salary as of the date of termination of his employment, (ii) three times the highest level of cash incentive compensation earned by the Executive from the Employer or any subsidiary thereof in any one of the three calendar years immediately preceding the year in which the termination occurs and (iii) the amounts specified in Sections 9(b)(i), (ii), (v), (vi) and (vii) (notwithstanding any contrary language contained therein with respect to payment being on an installment basis over the Severance Benefits Period) except in calculating the amount of such benefits, to the extent applicable, the Severance Benefits Period will be for a period of three years commencing on the date of the termination of Executive’s employment. In addition, for purposes of calculating the amount due pursuant to clause (ii) above, bonuses earned under the Bank’s Performance Unit Plan will not be included in calculating the highest level of cash incentive compensation. In addition, the Employer shall provide the Executive with the benefits provided for in Section 9(b)(iii) for the Severance Benefits Period, as adjusted by the immediately preceding sentence. In the event that the Employer is unable to provide the benefits set forth in said Section 9(b)(iii) due to the change in the Executive’s status to that of a non-employee, the Employer shall include in the lump sum payment due pursuant to the terms of this Section 11(b) the value of the benefits required to be provided by said Section 9(b)(iii) for the Severance Benefits Period as amended by this Section 11(b). The severance and other benefits payable pursuant to this Section 11(b) shall not be subject to reduction pursuant to the provisions of Section 9(c).

SECTION 12. LIMITATION ON CHANGE IN CONTROL PAYMENT.

In the event that:

(i)	the aggregate payments or benefits to be made or afforded to the Executive pursuant to this Agreement, together with other payments and benefits which Executive has a right to receive from the Employer, which are deemed to be parachute payments as defined in Section 280G of the Code, or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code; and

(ii)

if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Executive.

SECTION 13. SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

SECTION 14. COVENANT NOT TO COMPETE.

In the event the Executive’s employment with the Employer is terminated for any reason prior to the expiration of the Employment Period (except as set forth below), the Executive hereby covenants and agrees that for a period of two years following the date of his termination of employment with the Employer (or, if less, for the Severance Benefits Period), he shall not, without the written consent of the Employer, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive’s employment. This section shall not be applicable if the Executive is terminated upon or within one year subsequent to a Change in Control, provided that such termination is for reasons other than Cause as defined in Section 10(a)(i).

SECTION 15. CONFIDENTIALITY.

Unless he obtains the prior written consent of the Employer, the Executive shall at all times keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Employer or its subsidiaries or affiliates, any material document or information obtained from the Employer or its subsidiaries or affiliates, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 15 shall prevent the Executive, with or without the Employer’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company’s public reporting requirements to the extent that such participation or disclosure is required under applicable law.

SECTION 16. SOLICITATION.

The Executive hereby covenants and agrees that, for a period of two years following his termination of employment with the Employer for any reason, he shall not, without the written consent of the Employer, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employer or any of its subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14;

(b) provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employer or any of its subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14; or

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

SECTION 17. NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

The termination of the Executive’s employment during the Employment Period or thereafter, whether by the Employer or by the Executive, shall have no effect on the vested rights of the Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which the Executive was a participant.

SECTION 18. SUCCESSORS AND ASSIGNS.

(a) This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place. Failure of the Employer to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employer in the same amount and on the same terms as the compensation pursuant to Sections 9 or 11 hereof. For purposes of implementing the provisions of this Section 18(a), the date which any such succession becomes effective shall be deemed the date of termination of the Executive’s employment.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

SECTION 19. NOTICES.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Brian S. Arsenault

At the address last appearing

on the personnel records of

the Executive

If to the Employer:

NewAlliance Bank

195 Church Street

New Haven, CT 06510

(or the address of the Bank’s principal executive office, if different)

Attention: Chairman of the Board

with a copy, in the case of a notice to the Employer, to:

Elias, Matz, Tiernan & Herrick L.L.P.

734 15th Street, N.W.

Washington, D.C. 20005

Attention:	Raymond A. Tiernan, Esq.
Philip R. Bevan, Esq.

SECTION 20. INDEMNIFICATION FOR ATTORNEYS’ FEES.

(a) The Employer shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Employer’s obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

(b) The Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others. Unless it is determined that a claim made by the Executive was either frivolous or made in bad faith, the Employer agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of or in connection with his consultation with legal counsel or arising out of any action, suit, proceeding or contest (regardless of the outcome thereof) by the Employer, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. This Section 20(b) shall apply whether such consultation, action, suit, proceeding or contest arises before, on, after or as a result of a Change in Control.

SECTION 21. SEVERABILITY.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

SECTION 22. WAIVER.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

SECTION 23. COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 24. GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to contracts entered into and to be performed entirely within the State of Connecticut, except to the extent that federal law controls.

SECTION 25. HEADINGS AND CONSTRUCTION.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

SECTION 26. ENTIRE AGREEMENT; MODIFICATIONS.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

SECTION 27. REQUIRED REGULATORY PROVISIONS.

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

SECTION 28. DISPUTE RESOLUTION.

(a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b) If they do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the “AAA”), before resorting to arbitration.

(c) Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or the breach thereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand. In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he shall be named by the AAA. Arbitration shall occur in New Haven, Connecticut or such other location as may be mutually agreed to by the parties.

(d) The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings related thereto. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by their duly authorized officers and the Executive has hereunto set his hand, all as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

/s/ Brian S. Arsenault
Brian S. Arsenault, Executive

ATTEST:		NEWALLIANCE BANK

By:	/s/ William W. Bouton III	By:	/s/ Peyton R. Patterson
Name: William W. Bouton III		Name: Peyton R. Patterson
Title:		Title: Chairman, President and
Chief Executive Officer

[Seal]